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                                                                      EXHIBIT 11

                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 81 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 19, 1997, relating to the financial statements and financial highlights appearing in the November 30, 1997 Annual Report to Shareholders of Sentinel Group Funds, Inc. and Sentinel Pennsylvania Tax-Free Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "General Information" in the Statement of Additional Information.

Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY  10036
February 3, 1998